UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 15, 2025

Enviri Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-03970	23-1483991
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Logan Square 100-120 North 18th Street, 17th Floor		19103
Philadelphia,	Pennsylvania
(Address of principal executive offices)		(Zip Code)

(267)	857-8715
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.25 per share	NVRI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment Of Officers; Compensatory Arrangements of Certain Officers.
As previously disclosed, on November 20, 2025, Enviri Corporation (the “Corporation”), entered into definitive agreements with Veolia Environnement S.A., a French société anonyme (“Buyer”), for the sale of the Corporation’s “Clean Earth” business, including (a) an Agreement and Plan of Merger, dated as of November 20, 2025 (the “Merger Agreement”), by and among the Corporation, CLEH, Inc., a newly formed Delaware corporation and a direct wholly owned subsidiary of the Corporation (“CLEH”), Enviri LLC, a Delaware limited liability company and a direct wholly owned subsidiary of CLEH, Buyer, and Liberty Merger Sub Inc., a Delaware corporation and wholly owned indirect subsidiary of Buyer, and (b) a Separation Agreement, dated as of November 20, 2025 (the “Separation Agreement”), by and among the Corporation, CLEH, Buyer, and Enviri II Corporation, a newly formed Delaware corporation and direct wholly owned subsidiary of the Corporation.
In connection with the transactions contemplated by the Merger Agreement and the Separation Agreement (collectively, the “Transactions”), certain employees of the Corporation, including its named executive officers (the “NEOs”), may become entitled to payments and benefits that may be treated as “excess parachute payments” within the meaning of Section 280G (“Section 280G”) of the Internal Revenue Code of 1986, as amended (the “Code”).
On December 15, 2025, to mitigate the potential negative tax consequences of Section 280G and Section 4999 of the Code on the Corporation and the NEOs, the Management Development and Compensation Committee (the “Committee”) of the Corporation’s Board of Directors approved accelerated vesting and settlement (the “Acceleration”) of certain performance share units (“PSUs”) issued to certain employees of the Corporation, including the NEOs, in fiscal year 2024 and fiscal year 2025 (the “2024 PSUs” and “2025 PSUs”, respectively) that would otherwise have been eligible to vest and settle in fiscal year 2027 and fiscal year 2028, respectively. Specifically, the Committee approved the following accelerated vesting and settlement of PSUs held by the NEOs, effective as of December 17, 2025:
•For F. Nicholas Grasberger III, a total of 432,920 of his 2024 PSUs and 630,766 of his 2025 PSUs.
•For Tom G. Vadaketh, a total of 127,034 of his 2024 PSUs.
•For Russell C. Hochman, a total of 70,682 of his 2024 PSUs.
•For Jeffrey A. Beswick, a total of 50,204 of his 2024 PSUs and 86,020 of his 2025 PSUs.
•For Jennifer O. Kozak, a total of 43,334 of her 2024 PSUs and 60,992 of her 2025 PSUs.
Had the vesting and settlement of these awards not been accelerated at this time, the vesting and settlement of the 2024 PSUs and the 2025 PSUs would have occurred shortly prior to the consummation of the Transactions under the terms of the Merger Agreement.
The Committee conditioned the Acceleration on each NEO’s execution of an Acceleration and Recoupment Agreement (a “Clawback Agreement”). Each Clawback Agreement provides the following protections to the Corporation in exchange for the Acceleration:
•If the Merger Agreement is terminated in accordance with its terms without the transactions being consummated, the NEO will be required to repay to the Corporation or its successor a “recoupment amount” equal to the excess of the fair market value of the number of shares of the Corporation’s common stock (“Shares”) subject to the accelerated PSUs over the fair market value of the Shares subject to the number of the PSUs that the NEO would have earned in the ordinary course (or in connection with a different corporate transaction), in each case, measured as of the applicable vesting event. This recoupment amount would also be reduced by the Corporation to account for taxes paid by the NEO as a result of the Acceleration and any other amounts the Corporation determines to be appropriate.
•If the NEO’s employment with the Corporation is terminated (a) by the NEO or (b) by the Corporation for cause, in either case, prior to consummation of the Transactions, the NEO will be required to repay to the Corporation or its successor a recoupment amount equal to the fair market value of the number of Shares equal to the number of accelerated PSUs, measured as of December 17, 2025. This recoupment amount would also be reduced by the Corporation to account for taxes paid by the NEO as a result of the Acceleration and any other amounts the Corporation determines to be appropriate.

•The NEO is required to comply with the terms of a restrictive covenant agreement attached to the Clawback Agreement. If the NEO fails to comply with the restrictive covenants, the NEO will be required to repay to the Corporation or its successor an amount equal to the fair market value of the number of Shares equal to the number of accelerated PSUs, measured as of December 17, 2025, less taxes paid by the NEO as a result of the Acceleration, and may also be subject to further legal and equitable remedies available to the Corporation.
This description of the Clawback Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Form of Clawback Agreement, a copy of which is filed as Exhibit 10.1 herewith and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Form of Clawback Agreement (filed herewith).
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVIRI CORPORATION

Date: December 18, 2025	/s/ SAMUEL D. ROMANINSKY
Samuel D. Romaninsky
Vice President, General Counsel & Chief Compliance Officer